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                                                                    Exhibit 4.27



                             PARTNERSHIP AGREEMENT
                                      FOR
                        PROCUREMENT AND CONSTRUCTION OF
                REGIONAL METRO JUNCTION AND OPTIC ACCESS NETWORK
                           FOR REGIONAL DIVISION III

                                    BETWEEN

                       PT TELEKOMUNIKASI INDONESIA, TBK.

                                      AND

                 PT INDUSTRI TELEKOMUNIKASI INDONESIA (PERSERO)

                        NO.K.TEL 241/HK.810/UTA-00/2003

                            DATED NOVEMBER 12, 2003
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                              PARTNERSHIP AGREEMENT
                                       FOR
                         PROCUREMENT AND CONSTRUCTION OF
                REGIONAL METRO JUNCTION AND OPTIC ACCESS NETWORK
                            FOR REGIONAL DIVISION III
                     BETWEEN PT TELKOMUNIKASI INDONESIA, TBK
                                       AND
                 PT INDUSTRI TELEKOMUNIKASI INDONESIA (PERSERO)

                        NO. K.TEL.241/HK.810/UTA-00/2003

THIS PARTNERSHIP AGREEMENT ("Agreement") is made in Bandung on this day, Wednesday, the twelfth day of November two thousand three (12-11-2003), by and between:

I. PERUSAHAAN PERSEROAN (PERSERO) PT TELEKOMUNIKASI INDONESIA, Tbk., a telecommunication network and service operator company established pursuant to the laws of the Republic of Indonesia, having its headquarters on Jalan Japati No. 1, Bandung, in this matter duly represented by Kristiono in his capacity as the President Director, hereinafter referred to as "TELKOM"; and

II. PT INDUSTRI TELEKOMUNIKASI INDONESIA (PERSERO), a limited liability company established pursuant to the laws of the Republic of Indonesia, having its head office on Jalan Mohamad Toha No. 77, Bandung, in this matter duly represented by John Welly in his capacity as the President Director, hereinafter referred to as "PARTNER".

(TELKOM and PARTNER individually referred to as the "Party", and collectively as the "Parties").

WITNESSETH:

a. TELKOM is a leading telecommunications services operator company that provides wireline telecommunications facilities in Indonesia;

b. TELKOM has initiated a significant investment program for the purpose of modernizing and expanding its network infrastructure;

c. PARTNER is a company with telecommunication infrastructure expertise that has the required technical expertise and financial resources in performing the Project;

d. In its letter No. TEL.785/LG.210/TCC-00/2003 of 19 September 2003, TELKOM requested PARTNER to submit a quotation for the procurement and construction of Regional Metro Junction and Optic Access Network at Regional Division III;

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e.       In its letter No. 2043/NG.01/102010/2003 of 30 September 2003, PARTNER
         submitted to TELKOM a quotation for the work as referred to in paragraph d. above;

f. In its letter No. TEL.885/LG000/TCC-00/2003 of 5 November 2003, TELKOM appointed PARTNER to perform the procurement and construction of Regional Metro Junction and Optic Access Network at Regional Division III with the initial price of USD 6,479,991.65 and Rp
         112,426,656,406.18, exclusive of 10%VAT;

g. In its letter No. 2040/ST.06/320020/2003 of 5 October 2003, PARTNER expressed its willingness and agreed to accept and perform the work as referred to in paragraph f. above;

IN WITNESS WHEREOF, the Parties have agreed to enter into this Agreement subject to the terms and conditions as follows:

CHAPTER I
GENERAL TERMS AND CONDITIONS

ARTICLE 1
DEFINITIONS

1.1 Unless the context requires otherwise, the following expressions shall have the meanings as follows:

         a. BILL OF QUANTITIES (BoQ) means the bill of quantities set forth in Schedule 1, as may be modified from time to time pursuant to Articles 3.3 and 43;

         b. BUSINESS DAY means a day, other than Saturday, Sunday or any public holiday in Indonesia as determined by the government;

         c. AGREEMENT means this Agreement and its schedules and amendments;

         d. WORK means all and any work under the scope of this Agreement including survey, design and engineering plan, calculation and procurement of materials, manufacturing, packaging and transportation, construction and installation, testing, integration within Sub-System supplied, integration between the Existing System and the System supplied, documentation, warranty and delivery of the procurement and installation of Regional Metro Junction and Optic Access Network System and Sub-System at Regional Division III, where TELKOM accepts the ready-for-use delivery by taking into account the volume and scope of work agreed to by TELKOM and PARTNER as referred to in Schedule 5 (Scope of Work and Technical Specification);

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         e.       CONTRACT VALUE means the overall value of all Purchase Orders and with respect to each Purchase Order, the total payment (in USD or IDR, as the case may be) to be made by TELKOM to PARTNER under each Purchase Order for all Deliverables to be supplied thereunder and for the full and diligent performance by PARTNER of all of its obligations and covenants under this Agreement, including all amounts payable to PARTNER to use or procure licenses for rights to software and Documentation, and for expenses for insurance and transportation and any other expenses under this Agreement, subject to any change expressly permitted under this Agreement or the respective Purchase Order;

         f. DELIVERABLES means the equipment, components, software and Documentation to be delivered and all related services to be performed by PARTNER pursuant to Purchase Order(s);

         g. PURCHASE ORDER means a document issued by TELKOM from time to time pursuant to Article 25 and acknowledged by PARTNER for the supply and Commissioning by PARTNER of all or parts of the System and/or for the provision of services. Any attachments or appendices to a Purchase Order and any amendments to a Purchase Order in accordance with Article 43 shall form an integral part of the Purchase Order;

         h. TECHNICAL SPECIFICATION means collectively, the technical specification set forth in Schedule 5, and the applicable specification issued by each manufacturer and all specifications agreed pursuant to amendments to this Agreement or a Purchase Order;

         i. TOTAL SYSTEM means the whole Ring System from Regional Metro Junction and Optic Access Network at the Regional Division III supplied and integrated each other, and may function in accordance with the Technical Specification set forth in
                  Schedule 5, to be delivered by PARTNER to TELKOM for commercial operation;

         j. RING SYSTEM means two or more Sub-Ring Systems supplied consisting of Fiber Optic Cable, Transmission Equipment, Power Supply and buildings and the related supporting facilities consisting of one or more Sub-Ring Systems ready for operation;

         k. SUB-RING SYSTEM/ SUB SUB-RING SYSTEM means the equipment that is complete, properly installed, well-functioned, and ready for use based on location;

         l. NMS SYSTEM means the implementation of the Network Management System and Integration both in the Ring System level and the Sub-Ring System level;

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         m.       LOCATION means location(s) where the Equipment is to be
                  delivered, installed, inspected, tested and transferred, and where the Work is to be performed by PARTNER as referred to in
                  Schedule 2;

         n. EXISTING SYSTEM means the whole Regional Metro Junction system and Optic Access Network owned by TELKOM existing and operating at Divre III;

         o. EQUIPMENT means all devices (hardware or software), cables, tools, drawings, manuals, documents and so forth to be provided by PARTNER to TELKOM under this Agreement;

         p. INTEGRATION means the connection between the Total System and the Existing System and may function properly;

         q. INFORMATION means any data and writing relating to this Agreement, including without limitation drawings, technology, data and so forth;

         r. ACCEPTANCE TEST means the physical and visual checking of the installation and materials, testing of the Equipment at each Ring System or Sub-Ring System for the proper function of the Equipment installed as referred to in Article 13 of this Agreement;

         s. PARTIAL ACCEPTANCE TEST means an Acceptance Test conducted to the System Ring or the Sub-Ring System;

         t. ACCEPTANCE TEST REPORT means a document in writing made and signed by the Parties through their authorized representatives, stating that the Acceptance Test or the Partial Acceptance Test is complete by setting forth the result;

         u. BAST-I means the First Acceptance Certificate stating that the Acceptance Test of the whole Work under the relevant Purchase Order is successfully complete and accepted by TELKOM;

         v. BAST-II means the Second Acceptance Certificate for the whole Work under the relevant Purchase Order stating that PARTNER has meet all of its obligations, there is no outstanding work relating to the performance and reliability of the whole Work during the Maintenance Period under this Agreement;

         w. SUB-CONTRACTOR means any party(s) (other than PARTNER) to whom any part of the Work has been subcontracted by PARTNER, with a prior written notice to TELKOM, and shall include any permitted representative or assignee of such party(s);

         x. COMMISSIONING means activities to be done by PARTNER for preparation of the Acceptance Test;

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         y.       MAINTENANCE PERIOD means a duration of twelve (12) months
                  since BAST - I;

         z. EFFECTIVE DATE OF CONTRACT (EDC) means the date that all provisions of Article 51 have been met;

         aa. COMMERCIAL OPERATION means an operation where TELKOM has been ready to provide services to both internal and external customers (e.g., transmission of voice, data or multimedia) for any part or the whole Ring System or the Sub-Ring System.

ARTICLE 2
GENERAL CONDITIONS

2.1 If any provision of this Agreement or any part thereof is determined to be invalid or unenforceable under the laws to which such provision is subject to, such invalidity or unenforceability shall in no way affect or impair the remaining provisions of this Agreement.

2.2 Failure or delay on the part of any Party hereto to exercise its rights under this Agreement shall not be considered to be a repudiation or waiver thereof, and shall not preclude any other or further exercise thereof.

ARTICLE 3
SCOPE OF WORK

3.1 Scope of Work under this Agreement shall cover the procurement and construction of the Regional Metro Junction and Optic Access Network at the Regional Division III, Network Management System, and services of PARTNER at the Regional Division III in accordance with configuration, capacity planning, Bill of Quantity, Technical Specification as set forth in Schedule 5 (Scope of Work and Technical Specification).

3.2 For purposes of performance of the Work, PARTNER shall perform the following:

         a.       Survey, design and engineering plan;

         b. Procurement and/or manufacture of the Equipment and delivery of the Equipment to Locations;

         c. Implementation, Testing and Commissioning, Integration of the Ring System and Sub-Ring System into the Existing System;

         d. Provide the Maintenance Period of one (1) year after BAST - I and after sales services;

         e.       provide an All-Risk Insurance;

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         f.       Provide training and internship.

3.3 Scope of Work shall be adjusted and performed based upon any amendment to this Agreement:

         a. after the detailed survey, design and engineering are complete and approved by TELKOM; and

         b. after the actual Bill of Quantity are complete and approved by TELKOM.

3.4 This Agreement is a contract covering various steps involved in the Project on a Turnkey basis.

3.5 "Turnkey basis" means that pursuant to the Scope of Work, based upon the effective date of this Agreement, once PARTNER receives a Purchase Order, PARTNER shall be solely responsible for the survey, design, development, manufacture, delivery, supply, installation, integration and management of the Network, and the remedying of any defects, so as to make the Network ready for service. PARTNER shall also do everything necessary and reasonable in connection with this Agreement, where PARTNER shall perform all of its obligations under this Agreement.

3.6      PARTNER shall perform the work based upon a Purchase Order pursuant to
         Schedule 3 (Implementation Schedule and Deployment Plan) and finish every stages of work on the date or time determined.

ARTICLE 4
TERM AND PERFORMANCE LOCATIONS OF WORK

4.1 Work. The Work of procurement and construction of the Regional Metro Junction and Optic Access Network at the Regional Division III shall be performed and finished in whole within 26 (twenty six) months since the Effective Date of Contract.

4.2 Work Locations. The Work shall be performed at the Regional Division III as set forth in Schedule 2 to this Agreement.

4.3 Delay. In case PARTNER is behind schedule in performing the Work as referred to in Articles 4.1 and 4.2, PARTNER shall be imposed a penalty as regulated in Article 35 of this Agreement.

4.4 If such delay is due to (i) the agreement between PARTNER and TELKOM to modify the Work as referred to in Article 43, or (ii) any third party not appointed or selected by PARTNER, or (iii) Force Majeure, PARTNER shall be permitted to extend the term of completion of the Work on TELKOM's consent.

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ARTICLE 5
SITE PREPARATION, ACQUISITION, RIGHTS OF WAY AND PERMITS

5.1 The Parties shall be responsible for preparing the Locations/Sites where the Deliverables are to be installed in accordance with Schedule 2.

5.2 PARTNER shall in coordination with TELKOM perform, arrange and procure all permits required to perform the work for and on behalf of TELKOM, such as installation permits, rights of way, Ijin Mendirikan Bangunan/IMB (Right to Establish Building) and other necessary permits from the local government or other parties, and all duties required to ensure the Locations/Sites preparation for performance of the Work. Costs for procuring the permits are included in the unit price and shall not be priced separately.

5.3 In case of any loss or delay in the granting of licenses, dispensations or permits by public officers, which may affect the Implementation Schedule, with the condition that all provisions have been fulfilled by PARTNER, and after TELKOM gives its assistance, the Parties agree to extend the performance period.

ARTICLE 6
SCHEDULES

6.1 Schedules. The following documents shall be enclosed to and constitute an integral part of this Agreement.

         Schedule 1        Recapitulation and Breakdown of Price & Bill of
                           Quantity

         Schedule 2 Designs of the Ring System, Sub-Ring System and Sub Sub-Ring System

         Schedule 3        Implementation Schedule and Project Management

         Schedule 4        Minutes of Clarification Meeting and Negotiation

         Schedule 5        Scope of Work and Technical Specification

         Schedule 6        Proposal Documents

         Schedule 7        Purchase Order Form

         Schedule 8        Appointment Letter to PARTNER

         Schedule 9        Letter of Acceptance from PARTNER

         Schedule 10       Training Syllabus

         Schedule 11       Procedures for Acceptance Test

         Schedule 12       Project Management

         Schedule 13 MOU between PARTNER and Sub-Contractor and List of Sub-Contractors and Suppliers

         Schedule 14       Performance Bond and Maintenance Bond Form

         Schedule 15       Confidentiality Agreement

6.2 Inconsistency. In case of any inconsistency between this Agreement and its Schedules, the provisions of this Agreement shall prevail.

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CHAPTER 2
TECHNICAL TERMS AND CONDITIONS

ARTICLE 7
TECHNICAL CONDITIONS

The Work hereunder shall be performed in accordance with Technical Specification set forth in Schedule 5 to this Agreement.

ARTICLE 8
QUALITY WARRANTY

8.1 PARTNER shall make all reasonable efforts to ensure TELKOM's rights to inspect production and installation phases of its sub-contractors. PARTNER shall cooperate with TELKOM in case TELKOM at its own expense opts to conduct such inspection.

8.2 In so far as any equipment or component thereof is produced by a sub-contractor working for PARTNER, PARTNER shall make all reasonable endeavors to include similar provisions in its contract with the sub-contractor in order to enable TELKOM to perform inspections of a similar nature.

8.3 PARTNER shall ensure that performance of the Total System of the Regional Metro Junction and Optic Access Network at the Regional Division III shall function properly until the expiry of the Maintenance Period through necessary repair or replacement as set forth in detail in Schedule 5.

ARTICLE 9
SURVEY, DESIGN, AND PLANNING

9.1 The Planning and design activities for the Project must be able to fully accommodate the DRM [Design Review Meeting] and monthly meeting mechanism as described in Article 15 of this Agreement.

9.2 The planning and design work shall include Survey of the Location/Site(s) where PARTNER and TELKOM jointly determine the best location/site for installation of the equipment, with Location requirements determined by TELKOM.

ARTICLE 10
CIVIL WORK OUTSIDE PLAN

10.1 PARTNER shall apply the regular cost for the excavation work and its reinstatement (construction unit: BC-TR). Payment by TELKOM to PARTNER relating to the work will be determined only based upon the

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         actual length of fiber optic cable. The actual condition of land (soft land, macadam, tar) will not determine the cost for the excavation work and its reinstatement. TELKOM shall only make payment based upon the actual length of fiber optic cable as agreed in the Design Review Meeting (DRM).

10.2 Regular cost for the excavation work and its reinstatement shall relate to Level-5 of the List of OSP Civil Work Prices as set forth in the
         Schedule 1.

10.3 PARTNER shall install the fiber optic cable on the depth level of 130 cm.

ARTICLE 11
INSTALLATION PROCEDURES AND STANDARDS

11.1 PARTNER shall provide all services to ensure the proper installation of all equipments, provide optimal operating conditions and maximize its long-term viability. PARTNER shall provide all tools and equipments necessary to install and commission its equipment.

11.2 PARTNER shall provide equipment installation services, which consist the following activities:

         a. provision of materials, labor, equipment, tools and machinery for installation;

         b.       materials delivery and storage;

         c.       transportation of goods;

         d.       installation of the equipment;

         e.       cleaning-up sites; and

         f.       site preparation plan and drawings.

11.3 Provision of materials, labor, equipment, tools and machinery by PARTNER for installation shall include the following activities:

         a. provision of all materials, labor, tools, transportation, telecommunication facilities (telephone, facsimile, etc.) and everything necessary for completion of the work pursuant to this Agreement;

         b. Mobilization of adequate supervisory force and staff, consisting of experienced engineer, technicians and workmen to complete the work satisfactory and in workmanlike manner within the period specified in this Agreement;

         c. provision of all equipments, tools, measuring equipment, machinery and electricity which is used for installation purpose only; and

11.4 Installation of the equipment by PARTNER shall consist of the following activities:

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         a.       provision of lines and integration of sub-component into the system unit, namely Transmission Equipment and Outside Plan
                  (OSP);

         b. checking system unit and shall ensure that each system unit may function as required.

11.5 Cleaning-up at each Location/Site shall be conducted during installation period and shall include the following activities:

         a. PARTNER shall keep the work and storage areas clean and tidy and shall everyday remove all combustible rubbish from inside and near the buildings, structures and plant;

         b. upon completion of each of installation, PARTNER shall remove from the Location/Site as early as possible all tolls, appliances, packing cases and plant not constituting an integral part of this Agreement;

         c. PARTNER shall either remove or level as required by TELKOM's Project Manager, all excess earth or spoil resulting from any excavation;

         d. PARTNER shall make good to the satisfaction of TELKOM's Project Manager at his own expenses, all damages to buildings, plants, finishes, etc., caused by contractor, his subcontractor(s) and/or their employees.

ARTICLE 12
LOCAL SUPPORTING INFRASTRUCTURE

PARTNER shall provide TELKOM with access to its local technical staffs to ensure the effectiveness of deployment, operation and problem solving in due time. PARTNER shall ensure that the local support is available in due time, cost-effective, and has high-quality to meet the services level in accordance with the requirements set by TELKOM.

ARTICLE 13
ACCEPTANCE TEST

13.1 Acceptance Test. List of items tested and procedures for testing must be completed and approved by the Parties before the first Acceptance Test is conducted. The Acceptance Test shall be performed after commissioning of the Sub-Ring System or the Sub Sub-Ring System conducted by PARTNER and ready for the Acceptance Test. PARTNER shall perform the Acceptance Test of the whole Work under this Agreement, at installation Locations based on the Acceptance Test schedule to be proposed by PARTNER to TELKOM. The Acceptance Test shall be performed in the presence of authorized representatives of the Parties.

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13.2     Prior Notice on Acceptance Test. PARTNER shall provide a notice to
         TELKOM within 14 (fourteen) days before the Acceptance Test date. Within seven (7) days upon its receipt, TELKOM shall notify PARTNER of its approval on the Acceptance Test schedule or TELKOM may propose another Acceptance Test schedule no later than seven (7) days after the date proposed by PARTNER. In case TELKOM does not give any response of PARTNER's notice within seven (7) days, TELKOM shall be considered to have approved such Acceptance Test schedule.

13.3 Partial Acceptance Test. TELKOM has the option to request PARTNER to conduct the Partial Acceptance Test of the Sub-Ring System or certain Sub Sub-Ring System or that that will be determined later by TELKOM in any Ring System being constructed.

         In case that the Partial Acceptance Test results in the proper function and operation of the Sub-Ring System or Sub Sub-Ring System both from technical aspect in accordance with the technical specification set forth in this Agreement and commercial aspect, TELKOM shall issue a Partial BAST covering only the completed Sub-Ring System or Sub Sub-Ring System. The Partial BAST shall be treated as the BAST - I of the Work accepted.

         Maintenance Period for the Work accepted pursuant to this Article shall commence after the issuance of the Partial BAST and shall expire after twelve (12) months, regardless of whether or not the BAST - I will be issued in the future for the Sub-Ring System or the related Sub Sub-Ring System.

13.4 Acceptance Test Performance. After the whole Sub-Ring System or Sub Sub-Ring System is ready for the Acceptance Test, the Acceptance Test shall be conducted to check the comparability in the completed Sub-Ring System or Sub Sub-Ring System and the installed Equipment, with the Technical Specification agreed by PARTNER and TELKOM. PARTNER shall thereafter provide TELKOM with the Acceptance Test Report.

13.5 Obligation for default remedy. If there is any inconsistency with the Technical Specification (hereinafter "Default") during the Acceptance Test period, TELKOM and PARTNER shall record such Default in writing and PARTNER shall promptly start remedying such Default.

13.6 Major Default. If the Acceptance Test result shows that the Equipment may not be operated, or cause the damage or loss of data or software, or cause the corruption of data (hereinafter "Major Default"), PARTNER shall inform TELKOM in writing either to (a) cease the Acceptance Test or (b) extend the Acceptance Test period.

         In case of (a), after the Default is remedied, PARTNER shall inform TELKOM seven (7) days before conducting the retest.

13.7 Minor Default. If the Acceptance Test result shows that the Equipment will cause certain failures other than the Major Default, which do not affect the

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         substantial operation of the Sub-Ring System or Sub Sub-Ring System,
         PARTNER shall remedy such Minor Default within three (3) months after the issuance of BAST - I.

13.8 Stability Test. Following the completion of the Acceptance Test, PARTNER shall perform a stability test for 14 (fourteen) days for the purposes of examining the performance of the Sub-Ring System or Sub Sub-Ring System in whole and of ensuring that the Work relating to such Sub-Ring System or Sub Sub-Ring System has been technically performed in accordance with the Technical Specification under this Agreement. During such examination, the Parties are not allowed to make any adjustment in case of any irregularity arising in certain part of the Sub-Ring System or Sub Sub-Ring System.

13.9 Examination of Acceptance Report and Stability Test Report. Following the completion of tests as regulated in this Article and PARTNER has submitted reports of the Sub-Ring System and Sub Sub-Ring System, and other requirements under this Agreement have been met, TELKOM shall examine all reports of PARTNER. In case that any part of the function does not conform to the Technical Specification under this Agreement or is not complete, TELKOM shall notify PARTNER in writing within seven
         (7) days since PARTNER submits such reports.

13.10 Remedy Costs. Any cost incurred in relation to the remedy as set forth in this Article shall be the full responsibility of PARTNER.

13.11 BAST - I for the Sub-Ring System or Sub Sub-Ring System shall be issued upon the fulfillment of the following activities:

         a.       installation has been performed;

         b. each Sub-Ring System or Sub Sub-Ring System has been tested and function properly in accordance with the Technical Specification without any pending items which obstruct the functional operation;

         c. each Sub-Ring System or Sub Sub-Ring System may be operated commercially;

         d.       PARTNER has submitted the As-built drawing;

         e. PARTNER has submitted a certificate from the public work authority stating that PARTNER has completed the reinstatement work in accordance with public work specifications.

         BAST - I for the NMS System shall be issued after the Integration and the Transmission Network Management System has been performed, tested and function properly without any Major Default and PARTNER has submitted the As-built drawing.

13.12 Issuance of BAST - I. The Sub-Ring System or Sub Sub-Ring System shall be issued if PARTNER has demonstrated to TELKOM that all requirements under the Technical Specification set forth in Schedule 5 have been met under the conditions as follows:

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         a.       Within seven (7) days after the stability test result, TELKOM shall inform PARTNER of whether or not the Sub-System is accepted;

         b. In case that such reports show that the Sub-Ring System or Sub Sub-Ring System has been tested and function properly in accordance with the Technical Specification without any pending items detrimental to the functional operation, TELKOM cq. the Project Manager shall issue the First Acceptance Certificate (BAST - I) for the related Sub-Ring System or Sub Sub-Ring System within seven (7) days after the submission of the Acceptance Test Report and Stability Test Report.

                  If TELKOM for any reason does not notify PARTNER in writing of the non-acceptance of the Sub-System, or not issue BAST - I within seven (7) days or TELKOM operates the Sub-Ring System or Sub Sub-Ring System commercially, then such Sub-Ring System or Sub Sub-Ring System shall be considered to have been accepted and BAST - I must be issued.

         c. The issuance of BAST - I by TELKOM shall not be withheld because of any Minor Default, provided that (i) such default will not be detrimental to the normal operation and maintenance of the Sub-Ring System or Sub Sub-Ring System pursuant to the Technical Specification as set forth in
                  Schedule 5; (ii) such default will be recorded as an attachment to BAST - I so that PARTNER may perform the remedy pursuant to Article 13.7.

13.13 The Second Acceptance Test (BAST - II) shall be issued by TELKOM cq. the Project Manager within twelve (12) months after the date of BAST - I, provided that PARTNER shall have met the following conditions:

         a.       all defaults have been remedied and reported;

         b.       all maintenance obligations have been met.

ARTICLE 14
PROCEDURES FOR DELIVERY

14.1 Any physical delivery of Deliverables listed in the Purchase Order shall be accompanied with records of delivery, covering:

         a.       Name and registered office of PARTNER;

         b.       Number of Purchase Order;

         c.       Date of delivery and transfer;

         d.       Volume and type of deliverables included; and

         e.       Certificate of Origin.

14.2 Delivery of equipment to Location/Site shall be made with reference to the Sub-Ring System or Sub Sub-Ring System completely and not partially, unless jointly agreed otherwise by the Parties.

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14.3     PARTNER shall be responsible for the delivery of equipments, components and software from the origin country to the point of arrival in Indonesia and from the point of arrival to the Location/Site as stated in the relevant Purchase Order in accordance with Schedule 3 (Implementation Schedule and Deployment Plan). PARTNER shall be responsible for any land transportation delivery costs to the intended Location/Site.

14.4 PARTNER covenants and warrants that all delivered equipments and components are from types that have been approved by the authority in Indonesia and have passed quality warranty by TELKOM in accordance with
         Article 8 and Schedule 11 (Procedures For Acceptance Test) hereto.

14.5 PARTNER shall be responsible for the supply of, and costs for, the facilities, equipment and services that may be required by PARTNER and its staff.

14.6 The provisions set forth in this Article 4 shall be effective if payment for the project performed under this Agreement is made by using internal fund of TELKOM.

ARTICLE 15
REPORT AND MEETING

15.1 Written Report. PARTNER shall provide a written report (progress report) on each phase of the Work pursuant to the Implementation Schedule as set forth in Schedule 3, at least once a month, to be made in five (5) copies, four (4) of which shall be sent to TELKOM cq. the Project Manager and the rest shall be sent to the Chairman of Regional Division III.

15.2 Periodic Meeting. For the smoothness of the Work, TELKOM and PARTNER agree to hold periodic meetings at least once a month or such other period as agreed by the Parties from time to time.

ARTICLE 16
PROJECT MANAGEMENT

16.1 PARTNER shall propose the Project Management Plan ("PMP") in the form as set forth in Schedule 12. TELKOM and PARTNER shall discuss and mutually agree on the details of the PMP.

16.2 Prior to the Project activity, the Parties shall have already agreed on the PMP, at least on the following:

         a.       Task and responsibility;

         b.       Organization and Project Personnel;

         c. Submission of Report concerning progress and occurring problem.

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

16.3 PARTNER shall appoint Project personnel as described in the PMP, including Project Manager responsible on the contact with TELKOM pertaining to the solving of any problem occurs during the performance of the Project.

16.4 Identity and qualification of all Project personnel as proposed by PARTNER to work at the Project, including the Project Manager as described in the PMP shall be notified in writing by PARTNER to TELKOM prior to the appointment. Project Manager shall only be appointed upon TELKOM's prior approval. For any other Project personnel, TELKOM shall notify PARTNER on its objections within 7 (seven) Calendar Days following the notification and the Project personnel to whom TELKOM has objection on shall not be appointed. The substitute shall possess same qualifications and shall be fit for the Project.

16.5 At TELKOM's sole discretion, TELKOM may appoint its Project Manager with whom PARTNER's Project personnel shall at any time, maintain close cooperation and communications. TELKOM may also appoint local supervisor with whom MITRA'S local Project personnel shall at any time, maintain close cooperation and communications.

         Project Manager appointed by TELKOM for the performance of WORK under this AGREEMENT is the Head of TELKOM CONSTRUCTION CENTRE, while the Project owner appointed under this AGREEMENT is the REGIONAL DIVISION III.

16.6 TELKOM may object to and, after consulting it with PARTNER, request PARTNER to immediately replace anyone employed by PARTNER or by any sub-contractor, which under TELKOM's reasonable opinion, undertake wrongdoings, proven to be unqualified in accordance with the terms of the Scope of Work or does not have the capability or is in negligence in performing his duties, and such person shall not be re-employed in any Project location unless with TELKOM's prior written approval.

16.7 PARTNER shall deliver to TELKOM a required progress report as described in the Scope of Work. With relation to the period covered in the progress report, if PARTNER fails to inform TELKOM on the occurrence of any problem, the TELKOM shall be entitled to consider such problem as not having occurred during the said period. However, the submission of the said progress report from PARTNER to TELKOM shall not modify PARTNER's obligation in accordance with the provisions of this Agreement.

16.8 PARTNER shall provide complete project management support to the Project, including maintaining the sub-contractor and other suppliers, and maintaining the acquired site as needed, licensing and passing rights.

16.9 PARTNER shall deliver the renewed Implementation Schedule to TELKOM. The renewed Implementation Schedule shall contain significant milestones including:

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

         a.       The initiation of performance at each Location;

         b.       The initiation of detail survey for each Location;

         c. The completion of installation, construction design, related drawings with the Project;

         d. Ready date for self-test by PARTNER, and Acceptance Test for each Location/site;

16.10 The handover of equipments, components, software and services by PARTNER shall fulfill the provisions of this AGREEMENT, including the timetable and milestones as set forth in Schedule 3 (Implementation Schedule and Deployment Plan).

16.11 Any amendment on the Implementation Schedule shall be made upon mutual agreement of the Parties and shall only be valid if conducted as the Amendment signed by authorized representative of each Party.

16.12    Location Survey

         1. Following the enforcement of the AGREEMENT, PARTNER shall conduct a detailed and engineered survey on the LOCATION by considering detailed design standard prepared by PARTNER and approved by TELKOM. PARTNER shall appraise the installation/construction design in simultaneously with the related bill of quantities.

         2. Upon the completion of LOCATION survey, PARTNER shall report the result of such survey to TELKOM.

         3. LOCATION survey has target to conduct the following activities:

                  (i) Determining the installation route of fiber optic, new buildings along with the supporting facilities, including estimating the existing duct system that may be re-utilized.

                  (ii) Underlining supporting facilities that may be re-utilized, including power supply, building.

                  (iii) Determining the lay out/ placement, junction equipment and optical access in STO building or any other TELKOM building.

                  (iv) Determining the precise quality and length of the cable-bridge along with the duct attaching to the bridges.

         4. PARTNER shall be liable for the administrative and organizational activities required to conduct the LOCATION survey. PARTNER shall be liable for all expenses in conducting the LOCATION survey, including personnel, transportation, accommodation, communications, and financing the expense of other party who may be related in conducting each work or analysis as described in Article 16.12. TELKOM shall only be liable for the accommodation and transportation expenses of TELKOM's employees who are involved in the LOCATION survey.

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

16.13    Design Review Meeting /DRM

         1. After the undertaking of detailed survey, TELKOM and PARTNER shall conduct Design Review Meeting.

         2. The first DRM shall be conducted within 10 (ten) working days following the detailed survey. Any subsequent DRM shall only be commenced in the occurrence of design change.

         3. In DRM, TELKOM and PARTNER shall simultaneously undertake and/or agree on at least the following activities:

                  (i) describe and complete the list of infrastructure which may be re-utilized based on the Location survey;

                  (ii)     complete the details of the route;

                  (iii) complete depth of level of the digging along the route;

                  (iv)     complete the details of the bills of quantity;

                  (v) agree on the adjustment, if any, upon the Project Management Plan and the Implementation Schedule.

         4. PARTNER shall be liable for all the administrative and organizational activities required to arrange all DRM. PARTNER shall be liable for all the calling expenses of the DRM and shall fund the analysis described in Article 16.13. TELKOM shall only be liable to finance the accommodation and transportation expenses of TELKOM's employee attending DRM.

         5. The Parties shall bear a report in each DRM, in which the agreed substances noted as the agreement of the Parties, evidenced by the signed Resolution of Meeting by authorized representative of each Party.

         6. In convening each DRM, the Parties shall always refer to the maximum of the Contract Value as given under Article 19 of this AGREEMENT.

         In the event the Parties do not reach any agreement in DRM, such problem shall be delivered to the senior management of each party to conclude an agreement.

16.14    Representatives on Location Survey and DRM

         TELKOM and Partner shall notify each Party from time to time with relation to the appointment (and any amendment of such appointment) of an authorized representative having the authority to conduct or enter into agreement in each DRM and/or monthly meeting for the interest of each Party.

ARTICLE 17
MAINTENANCE PERIOD

17.1 MAINTENANCE PERIOD is a period of 12 (twelve) months commencing as from the date of the related BAST - I or the date on which EQUIPMENT is commercially utilized by TELKOM, whichever comes first.

17.2 PARTNER represents that EQUIPMENT shall function well and stable in accordance with the TECHNICAL SPECIFICATION during the MAINTENANCE PERIOD. In the occurrence of any technical damage, default or malfunction in the normal operation during the MAINTENANCE PERIOD, PARTNER shall fix and/or replace such damage, default or malfunction upon its own expense. PARTNER represents that during the MAINTENANCE PERIOD set forth in Article 17.1, hardware shall be free of any factory damage and shall function as described in the TECHNICAL SPECIFICATION.

17.3 Defect during MAINTENANCE PERIOD. If there is any major default or disturbance against the SUB-SYSTEM within 12 (twelve) month period, unless in Force Majeure and/or any event in which PARTNER shall not be liable under this AGREEMENT, which in cumulative exceeds or is the same as 24 (twenty four) hour of unavailability of SUB-RING SYSTEM or SUB SUB-RING SYSTEM, then the issuance of the Second Acceptance Certificate (BAST-II) shall be postponed and the MAINTENANCE PERIOD on the SUB-RING SYSTEM or SUB SUB-RING SYSTEM shall be extended up to the number of days of the occurrence of such disturbance. On its own expense, PARTNER shall put its best effort to give alternative solution which is commercially proper.

17.4 PARTNER shall not be obligated and/or liable to remedy any default and/or inconformity or any subsequent default and/or inconformity in the event such is caused by TELKOM or Third Party.

17.5 In the event there is no damage and/or there is no claim from TELKOM during MAINTENANCE PERIOD, then PARTNER shall not be required to conduct the second acceptance test upon the WORK which was delivered by PARTNER to TELKOM under BAST-I and TELKOM shall immediately issue BAST-II to PARTNER.

ARTICLE 18
SPARE PARTS

18.1 During MAINTENANCE PERIOD, all parts that are needed to be replaced as spare, shall be provided by PARTNER without any fee unless PARTNER is released from this obligation pursuant to Article 39.3 of this AGREEMENT.

18.2 PARTNER shall provide the information on prices and suppliers (local and foreign) with relation to the spare parts, sub-assemblies, etc, and recommend

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

         the amount to be purchased and stocked for the successful of the SYSTEM maintenance.

18.3 PARTNER shall provide a list of spare parts, description and the number of EQUIPMENT and module as needed.

18.4 PARTNER shall agree to supply spare parts to TELKOM and TELKOM shall be entitled to purchase spare parts from PARTNER for TELKOM's maintenance purpose with a mutually agreed price.

18.5 PARTNER shall agree to provide a list of spare parts and usable materials, to the extend of its knowledge, to be purchased and stocked by and become TELKOM's for the maintenance and utilization of SYSTEM for the period of 7 (seven) years following BAST -II.

18.6 PARTNER shall provide spare parts and usable materials to be purchased and stocked by TELKOM for a minimum period of 7 (seven) years after the final production of each EQUIPMENT, unless the equal replacement of such spare part and usable material is available. Further, if the supply of spare parts related to the SYSTEM is stopped, PARTNER shall notify TELKOM at least 1 (one) year before such replacement is conducted.

CHAPTER 3
COMMERCIAL TERMS AND CONDITIONS

ARTICLE 19
CONTRACT VALUE

19.1 Contract Value including incoming Tax, other taxes, duties and expenses in accordance with the prevailing rules and regulations yet excluding VAT 10%, to implement the Project under this AGREEMENT shall be in the amount of USD6,479,991.54 and Rp112,426,656,406.18 with the details as set forth in Schedule 1 (Recapitulation and Description of Prices & Bill of Quantity) of this AGREEMENT.

19.2     Implementation of the Contract Value mentioned in the above Article
         19.1 shall be further disclosed in each Purchase Order issued by TELKOM in accordance with the provision of Article 25 of this AGREEMENT.

19.3 However, TELKOM and PARTNER agree that in the event the Scope of Work is amended based on the result of the Design Review Meeting, the final survey and the "actual Bill of Quantity" for each SUB-RING SYSTEM or SUB SUB-RING SYSTEM, then the final price of the Contract Value shall be recalculated and adjusted as needed.

19.4 No additional expense. Contract Value as described in the expenses description as mentioned in Schedule 1 of this AGREEMENT shall have covered all the parts required in implementing the WORK under this

         AGREEMENT, unless there is an addition or reduction of WORK as requested in writing by TELKOM as provided under Article 43 (Variation of Work) and Article 3.3 (Adjustment of Scope of Work) with relation to the addition or reduction of WORK under this AGREEMENT.

19.5 Unit prices described in Schedule 1 are fixed and shall not change unless agreed upon under this AGREEMENT. Unit price of equipment shall be considered including the payment by PARTNER for all the transportation, insurance, custom duty and import duty, import related tax, licensing at receiving port, land transportation, storehouse and hand over to the Location/Site where the equipment is assembled. Unit price for the service related to the equipment include the survey, planning, design, licensing, passing right, assembling, integration, project management, insurance and assignment of right, commissioning and expenses on acceptance test, services related to acquired land, and all related material and expenses in completing the Project on a turnkey basis as referred to in Article 3.5. Import duty or custom duty shall be included in the unit prices as mentioned in Schedule 1 and shall remain fixed.

ARTICLE 20
INSURANCE AND SECURITY

20.1 PARTNER shall maintain and close the insurance on its own expense for the shipping, during the transportation, installation up to BAST-I for all the risk under this AGREEMENT, with TELKOM as the beneficiary.

20.2 The insurance company appointed b PARTNER for local transportation and the work of land installation shall be an Indonesian insurance company, being PT Jasa Indonesia (PT JASINDO) through PT Sarana Janesia Utama (PT SJU).

20.3 In delivering the first invoice, PARTNER or its members shall enclose copy of the original insurance policy or cover note. Upon request, original of the insurance policy or cover note shall be disclosed to TELKOM to be examined.

20.4 PARTNER shall maintain Jaminan Sosial Tenaga Kerja (JAMSOSTEK) for its employees on its own expense.

ARTICLE 21
TAX AND IMPORTING

21.1 Tax and Importing. All taxes (excluding Value Added Tax), stamp duty and other duties under the Government regulations shall be under PARTNER's liability. Tax deduction shall be conducted by PARTNER based on the prevailing regulations.

21.2 Importer. All EQUIPMENT (both hardware and software) imported under this AGREEMENT shall be conducted under DDP (Delivery Duty Paid) as regulated in Incoterm 2000. Therefore, it shall be agreed by the Parties in this AGREEMENT: (i) The Party acting as the importer shall be PARTNER; and (ii) PARTNER shall use its Import License or Master List (Agent) in managing the release of EQUIPMENT from the authority of Duty and Exempt.

21.3 Additional equipment. In the event PARTNER require additional equipment, tool or device in implementing WORK that shall only be obtained by importing it from aboard, then all the expense, tax, retribution and other fee upon them shall be borne by PARTNER.

21.4 PARTNER shall be liable on its own expense, to punctually obtain all the permit, licenses and approval over the export from originating country and each transit locations, including the payment for every and all retribution to handle the transportation and other expenses related to the permit, license and approval.

21.5 Deviations in importing procedure. PARTNER shall be fully liable upon the occurrence of deviations upon the transporting of EQUIPMENT from originating country, transporting procedure or supporting import documents, as regulated under the Presidential Instruction No. 3 of 1991 dated 25 July 1991 or its replacement regulation, if any.

ARTICLE 22
ASSIGNMENT OF TITLE OF OWNERSHIP AND RISK

22.1 Occurrence of Assignment. Assignment of title of ownership and risk from PARTNER to TELKOM shall occur for each Purchase Order when (i) the First Acceptance Certificate (BAST-I) is issued by TELKOM, or (ii) SUB-RING SYSTEM or SUB SUB-RING SYSTEM has been commercially operated by TELKOM, whichever comes first.

22.2 Continuing liability of PARTNER. The assignment of title of ownership as mentioned in Article 22.1 shall not affect, release or discharge the risk and liability of PARTNER for the warranty of EQUIPMENT and any other material or for Minor Default on EQUIPMENT as referred to in Articles 13.7 and 13.10 of this AGREEMENT, up to the issuance of the Second Acceptance Certificate (BAST-II).

ARTICLE 23
RIGHTS AND OBLIGATIONS OF PARTNER

Other than the rights and obligations given under other Articles of this AGREEMENT, PARTNER shall have the rights and obligations as follows:

23.1     Obligations of PARTNER:

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

         a. Ensure that the performance of the Regional Metro Junction SYSTEM and Optical Access Network in Regional Division III operate in good manner until the termination of MAINTENANCE PERIOD through repair or replacement as needed, as further regulated in Schedule 5.

         b. Ensure the service/feature quality at least up to the minimum requirements until the termination of MAINTENANCE PERIOD through repair or replacement as needed, as provided under this AGREEMENT.

         c. Completion of WORK under Article 3 of this AGREEMENT in such manner that the Regional Metro Junction Project and Optical Access Network in Regional Division III function in accordance with the Technical Specification and may be commercially operated pursuant to Article 4.1 of this AGREEMENT.

         d. Conduct the up grade software of Regional Metro Junction and Optical Access Network in Regional Division III at the required time which was caused by, among others, the occurrence of addition or expansion of new equipment during Maintenance Period without additional expense from TELKOM.

23.2     Rights of PARTNER:

         Receive punctual payment from TELKOM upon the implementation of this AGREEMENT.

ARTICLE 24
RIGHTS AND OBLIGATIONS OF TELKOM

Other than the rights and obligations given under other Articles of this AGREEMENT, TELKOM shall have the rights and obligations as follows:

24.1     Obligations of TELKOM:

         a. Commence payment to PARTNER for the punctual implementation of WORK under this AGREEMENT.

         b. Issue recommendations as needed by PARTNER to conduct license arrangement as regulated in Article 5 of this AGREEMENT.

         c. Provide LOCATIONS and all the required infrastructures (including but not limited to electricity, water, air conditioning, security, grounding, fire detector equipment, fire distinguisher equipment, access gateways) at the LOCATIONS for the installation of EQUIPMENT pursuant to the implementation schedule and the result of Design Review Meeting.

24.2     Rights of TELKOM:

         a. Accept the performance of the Regional Metro Junction System and Optical Access Network in Regional Division III through repair or replacement as needed, until the termination of MAINTENANCE PERIOD, as described in detail in Schedule 5.

         b. Accept the quality of service/feature up to at least the minimum requirements through repair or replacement as needed, until the termination of the MAINTENANCE PERIOD, as provided under this AGREEMENT.

ARTICLE 25
PURCHASE ORDER AND PROCEDURE

25.1 PARTNER shall deliver all Deliverables to TELKOM as the response against the Purchase Order issued by TELKOM from time to time, which in general takes place after the implementation of DRM.

25.2 TELKOM through TELKOM's Project Manager (most preferable) or any authorized representative which has been approved the Parties (for certain geographical area as notified in writing by TELKOM from time to time) shall issue Purchase Order.

25.3 Purchase Order shall only be valid if: (a) made in writing in the form as set forth in Schedule 7 (Purchase Order), and (b) signed by TELKOM's Project Manager or the appointed representative and PARTNER.

         Purchase Order shall enclose the required schedules and shall in proper manner clearly describes:

         25.3.1   SUB-RING SYSTEM or SUB SUB-RING SYSTEM to be established;

         25.3.2   Purchase Order Value;

         25.3.3   Location/Project Area;

         25.3.4   Detailed Network Design;

         25.3.5   Detailed BoQ; and

         25.3.6 Complete Implementation Schedule and description for each Location.

25.4 Within 5 (five) Working Days since the receipt of Purchase Order, PARTNER through its authorized representative shall, among others:

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

         25.4.1 approve Purchase Order by co-signing Purchase Order or its copy at the provided space and return it to TELKOM through facsimile, followed by the letter or direct mail or by courier service. The co-signing of Purchase Order by authorized representatives of PARTNER shall be deemed as the approval of Purchase Order by PARTNER under no condition and every terms and conditions come with such approval shall be void and not be valid; or

         25.4.2 notify TELKOM through facsimile, which is followed by a letter or direct mail or by courier service that Purchase Order is not approved.

                  PARTNER shall be entitled to refuse to approve Purchase Order if: (a) Purchase Order is not complete or does not have the required document; or (b) Purchase Order does not cover the concerned written decision of DRM in accordance with Article 16.13.

25.5 TELKOM may issue one or more new Purchase Orders as deemed necessary in simultaneous with the concerned DRM.


ARTICLE 26
TERMINATION OF PURCHASE ORDER

26.1 A Purchase Order may be terminated by TELKOM in whole or in part and from time to time by TELKOM, as the result of:

         26.1.1   Force Majeure and/or

         26.1.2 the inability of PARTNER to complete work within 50 calendar days as from the completion date provided under the Purchase Order.

26.2 TELKOM shall deliver a writing notification to PARTNER, which is the "Notification on Purchase Order Termination", signed by TELKOM's authorized representative which shall disclose the reasons for the actions, the limit where the performance of work under the Purchase Order is terminated and the date (which shall not be less than five (5) Working Days since the date of Notification on Purchase Order Termination) where such termination shall become effective.

26.3 Unless directed otherwise by TELKOM in the said notification, upon the acceptance of such Notification on Purchase Order Termination, PARTNER shall:

         26.3.1 terminate the work given under the Purchase Order on the date and as provided in the Notification on Purchase Order Termination (unless properly required upon security or safety consideration);

         26.3.2 be restricted from placing any following order or contract for material, service or facility with its sub-contractors, unless such is necessary to complete a part of the work in accordance with the Purchase Order which is not terminated;

         26.3.3 use proper effort to terminate every order and contract related to the performance of the work terminated under the Notification of Purchase Order;

         26.3.4 subject to the payment from TELKOM under Article 27, transfer to TELKOM (if made possible under orders and contracts), with the mean, at the time and as provided under TELKOM's direction, PARTNER's right, right of ownership and interest pursuant to the terminated order and contract;

         26.3.5 use proper effort to decrease the loss occurring from the termination of the Purchase Order and conclude all the outstanding obligations and any claim arising from the termination of such order and contract, with the approval and ratification from TELKOM, as far as such approval and ratification is required, the approval or ratification of which shall;

         26.3.6 subject to the payment from TELKOM under Article 27 and as properly requested by TELKOM, (i) transfer the right and deliver to TELKOM by the mean, at the time and as provided (if any) under TELKOM's direction, the fabricated or not fabricated parts, the ongoing work, the completed work, stock, and other materials resulted as a part from, or obtained in relation with the performance of work that is terminated under the Notification on Purchase Order Termination, and (ii) deliver to TELKOM the plan, drawing, information and other asset which has been completed or partly completed, which if the Purchase Order were to be completed, would be delivered to TELKOM;

         26.3.7 complete the performance of part of the Scope of Work that may have not been terminated under the Notification on Purchase Order Termination; and

         26.3.8 take necessary actions, or as may be determined by TELKOM, to protect and maintain the assets related to the Purchase Order that are under PARTNER's authority, upon which TELKOM has or may have its right, provided that if PARTNER follows TELKOM's lead, PARTNER shall not be liable to TELKOM upon the loss or damage of such asset;

26.4 Upon the acceptance of Notification on Purchase Order Termination, PARTNER shall deliver to TELKOM a written termination claim. Such claim shall be delivered immediately, in any case within at the latest ninety
         (90) days since the Notification on Purchase Order Termination. Payment of the claimed amount pursuant to such termination claim, which is approved by TELKOM to be paid in accordance with the performance of PARTNER's obligation under Article 26.2 shall be paid to PARTNER pursuant to the issuance of special Purchase Order, and payment shall be conducted by TELKOM within twenty one (21) Working Days as from TELKOM's approval (the approval of which shall not be withheld or postponed without any proper reason) upon such claim. For avoidance of doubt, for the purpose of TELKOM's payment obligation under this Article 26, every Deliverable related to the Purchase Order for which the Notification on Purchase Order Termination has been delivered shall be examined to the extent of TELKOM's satisfaction, where this examination shall be considered as Acceptance Test.

26.5 In completing the claim of such termination in whole or in part, the payment from TELKOM to PARTNER shall be limited to as follows:

         26.5.1   the price for the accomplished work pursuant to Schedule 1;

         26.5.2 reasonable and proper pro rata amount with relation to the partly accomplished work, if such is made possible under
                  Schedule 1;

         26.5.3 stock expense and the expense of goods that are reasonably purchased and required with relation the part of Purchase Order which has been terminated, yet have not been included in the accomplished work in whole or in part;

         26.5.4 completion expense and claim payment arising from the termination of work under contract and order, as determined above, which are reasonably imposed upon the terminated part of Purchase Order;

         26.5.5 accounting, legal and administration expenses which are reasonably required to process the completion claim and supporting data related to the part of terminated Purchase Order and for the completion and accomplishment of contract for such purpose, along with the storage, transport and other reasonable expenses born with relation to the protection or sale of asset allocated to the Purchase Order.

26.6 Notwithstanding the aforesaid, whole payment to PARTNER in accordance with this Article 26, along with other payments, shall not exceed the prevailing value for the work or for the terminated part. TELKOM shall not be responsible for any expense or other liability beyond the expense which has been claimed and validated in accordance with Article
         26.4. TELKOM shall not be liable to PARTNER in the case of such termination upon any profit loss or consequential damages.

26.7     Up to the outstanding amount indebted to PARTNER pursuant to this
         Article 26, then all the paid monies or due to be made payable to PARTNER shall be deducted with each obligation PARTNER may have to TELKOM and prices which has been approved for or sale result from every material, supply or other things obtained by PARTNER or sold in accordance with this Article and not otherwise regained by or credited to TELKOM. If such caused net obligations of PARTNER to TELKOM, then PARTNER shall pay such amount to TELKOM within thirty (30) days after requested in writing.

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

26.8 For the period of one (1) year following the final completion pursuant to Purchase Order, PARTNER shall maintain and provide TELKOM at any reasonable time at PARTNER's premise, all books, records and documents covering the expense and fee in accordance with the Purchase Order related to the accomplished work pursuant to this Article 26.

CHAPTER 4
FINANCIAL TERMS AND CONDITIONS

ARTICLE 27
TERMS AND CONDITIONS OF PAYMENT

27.1 The terms of payment of WORK under this Agreement will be made to PARTNER by TELKOM in full in amount of Purchase Order value after PARTNER completing the work based upon Sub Ring System or Sub Sub-Ring System related to the issuance of BAST-I.

27.2 The payment of Contract Value of each Purchase Order to PARTNER by TELKOM shall be made after the delivery of the following documents:

         1)       original introduction letter of PARTNER's Project Manager;

         2)       1 original and 2 copies of invoices;

         3) additional and reduction Work Certificate based upon Sub Ring System or Sub Sub-Ring System;

         4)       copy of Performance Bond;

         5)       original Maintenance Bond;

         6)       1 original and 2 copies of receipts;

         7)       original 10% VAT invoice;

         8)       original BAST-I;

         9)       copy of insurance policy;

         10)      original Certificate of Origin;

         11)      copy of Purchase Order and its amendment if any.

27.3 The payment of Training Service is made to PARTNER by TELKOM in full or in amount of 100% of Training Service Price after all training is completed by PARTNER to TELKOM's employees, which evidenced by the issuance of Training Completion Certificate. PARTNER's invoice shall be completed by the following documents:

         1)       original introduction letter of PARTNER's Project Manager;

         2)       1 (one) original and 2 (two) copies of invoices;

         3)       1 original and 2 copies of receipts;

         4)       original 10% VAT invoice;

         5)       original Training Completion Certificate;

         6)       copy of Purchase Order and its amendment if any.

27.4     Period of Payment

         Any payment shall be made within 21 (twenty one) calendar days after TELKOM receiving complete and correct documents. If TELKOM fails to make the payment within such stipulated period, TELKOM will be imposed with a penalty in amount of 1o/oo (one per mil) of the outstanding Invoice Amount for each day of delay at the maximum penalty of 5%.

27.5     Address for Invoice

         The invoice and related documents under this Agreement shall be delivered to the following address:

         Head of III Regional Division
         PT Telekomunikasi Indonesia, Tbk.
         Jalan Supratman No. 66A
         Bandung - 40122

27.6 The payment to PARTNER by TELKOM shall be made by transfer directly to the following address:

         Bank:    Mandiri, Asia Afrika Selatan Bandung Branch
         Address: Jl. Asia Afrika 118-120
                  Bandung

         For USD:
         Account No.: 130.0075.000.102
         For IDR:
         Account No.: 130.0074.000.095

         Both accounts are on behalf of PARTNER (written as contemplated in the account). Transfer fee shall be borne by PARTNER.

ARTICLE 28
PERFORMANCE BOND AND MAINTENANCE BOND

28.1 For any Purchase Order issued by TELKOM, PARTNER shall issue a Performance Bond in the form of Bank Guarantee or Surety Bond in accordance with TELKOM's prevailing provision in amount of 5% of the relevant Purchase Order value which has the validity period commencing from the issuance date of Purchase Order until BAST-I issued by TELKOM under this Agreement, or commercially deployment of any Deliverables under this the Purchase Order concerned.

28.2 PARTNER obliges to issue Maintenance Bond in the form of Bank Guarantee or Surety Bond in accordance with TELKOM's prevailing provision in amount of 5% of Purchase Order value after the issuance of BAST-I.

28.3 Performance Bond is effective as from the Purchase Order Date until the date of BAST-I, and Maintenance Bond is effective as from the date of BAST-I until the date of BAST-II.

28.4 The original Performance Bond shall be delivered to TELKOM by PARTNER within 14 (fourteen) calendar days as from the signing date of this Purchase Order, and the original Maintenance Bond is delivered when BAST-I period ends. Both Bank Guarantees are delivered to:

         PT Telekomunikasi Indonesia, Tbk.
         Attention: Head of III Regional Division
         Jalan Supratman No. 66A
         Bandung - 40122

28.5 In the event the Performance Bond and Maintenance Bond expire previous to the WORK or obligation completed, PARTNER shall extend the validity period of such guarantees not later than 14 (fourteen) calendar days prior to their expiration and deliver them to:

         PT Telekomunikasi Indonesia, Tbk.
         Attention: Head of III Regional Division
         Jalan Supratman No. 66A
         Bandung 40122

28.6 Performance Bond as stipulated in Article 28.1 shall be returned to PARTNER when BAST-I is delivered. Maintenance Bond as stipulated in
         Article 28.2 shall be returned to PARTNER on the delivery of BAST-II.

28.7 In the event PARTNER fails to complete the WORK or its parts based upon terms and conditions of this Agreement, due to serious negligence and/or intentional default, then PARTNER and TELKOM shall discuss such circumstances. If no consensus is reached, TELKOM is entitled to exercise such Performance Bond/Maintenance Bond and it belongs to TELKOM.

CHAPTER 5
TERMS AND CONDITIONS OF PROJECT ORGANIZATION

ARTICLE 29
ASSIGNMENT AND SUB-CONTRACT

29.1 PARTNER without prior written consent of TELKOM, may not assign this Agreement, or transfer or encumber a number of the outstanding or become outstanding moneys under this Agreement.

29.2 TELKOM is entitled to assign this Agreement to one of subsidiary of or related company to TELKOM with prior consent of PARTNER in which such consent may not be unreasonably withheld.

29.3 List of each proposed subcontractor and part of proposed Scope of Work to be performed by subcontractor will be conveyed on DRM. In the event of the existence of a proposal to change and/or add subcontractor, PARTNER shall immediately notify TELKOM in writing prior the proposed subcontractor is appointed. TELKOM shall notify TELKOM within seven (7) Working Days if it has substantive objection to the appointment of one of proposed subcontractor and/or the relevant work to be performed by them and PARTNER shall consider such objection in order to fulfill the approval of TELKOM.

29.4 The use of subcontractor by any manner does not relieve PARTNER from its liability to deliver the Deliverables to TELKOM (in particular to ensure that the Deliverables comply with all requirements under this Agreement) or to perform necessary tasks such as project management.

29.5 PARTNER shall ensure that the addition or substitution of any subcontractor does not affect the agreed Contract Value or the implementation of the Scope of Work.

ARTICLE 30
LOGISTICS

30.1 PARTNER shall provide all logistical requirements from the point of origin of any equipment, components or other Project goods to the applicable Project Location/Site, inclusive of all charges, such as transport and transit, demurrage, storage, insurance, levies, taxes, etc.

30.2 PARTNER shall determine all arrangements for shipping/transportation, forwarding and servicing the equipment, component or other Project goods from their point of origin to the Project Location/Site where they are finally deployed.

30.3 PARTNER shall provide all warehousing requirements and explain the location of the facilities to be used for this purpose. PARTNER will also be required to arrange the warehousing and storage facilities at installations site to ensure proper storage and protection of all equipment, components or other Project goods. PARTNER shall ensure that all equipment is adequately packaged and stored to avoid any damage. While in such warehousing, the equipment and material will be the sole responsibility of PARTNER.

30.4 PARTNER shall provide all required protection, insurance and other services to ensure safe delivery of all the equipment, components or other Project goods. PARTNER shall be responsible for any damage or loss of goods.

ARTICLE 31
INVENTORY

31.1 PARTNER shall provide all services to ensure proper installation of the equipment, components or other Project goods in compliance with this Agreement, provide optimal operating condition. PARTNER shall provide all tools and equipment necessary to install and commission any Project equipment procured under this Agreement.

31.2 The provision of materials, labor, equipment, tools and machinery for installation consist of the following activities:

         a. PARTNER shall provide all materials (inclusive of cables, connector and other miscellaneous materials), labor, tools, transportation and telecommunication facilities (telephone, facsimile, etc) and anything else necessary for the completion of work in accordance with this Agreement;

         b. PARTNER shall employ an adequate supervisory force and an adequate staff of experienced technicians and workmen to complete the Scope of Work in satisfactory and efficient manner within the period as stipulated in this Agreement.

31.3 PARTNER and its subcontractors shall provide all the equipment, tools, measuring equipment, machinery and electrical power equipment necessary for the implementation of the Scope of Work in Indonesia; and

31.4 Delivery and storage of Project equipment and materials shall consist of the following activities:

         a. PARTNER and its subcontractors shall be responsible for storage arrangement during the interval as from the delivery of equipment until it is required for installation;

         b. PARTNER and its subcontractors shall be responsible for loading and unloading as well as forwarding of any equipment and materials at all stages up to Commissioning;

         c. PARTNER and its subcontractors shall be responsible for unpacking (and repacking if necessary), identification and checking of materials and relevant invoices or other documents; and

         d. PARTNER and its subcontractors shall be responsible for handling and storage of any goods during transportation and at the site.

ARTICLE 32
COMPLIANCE WITH ENVIRONMENTAL STANDARDS

32.1 The Deliverables supplied by PARTNER shall comply with all applicable legal requirements and shall not contain any legally prohibited materials and/or stocks. The Deliverables may not contain any materials and/or stocks that cannot be processed by means of normal waste processing method.

32.2 PARTNER allows TELKOM to examine the degree of environmental care and provides reasonable assistance to TELKOM in examining the same of the manufactures concerned.

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

32.3 PARTNER shall early provide TELKOM with information to give TELKOM a reasonable time to revert it to all parties involved before the Deliverables are received:

         a. materials and/or preparations which exist in the equipment are harmful to people, property or the environment including soil, water and air;

         b. such materials and/or preparations which are located in the related equipment and components shall be treated at the end of their useful life and at the end of the equipment's useful life and how the relevant components can be removed safely and correctly from the equipment;

         c. the prevailing regulations for the transport, storage, unloading and processing of the material with respect to the harm which is capable of causing; and

         d. reasonably and without any costs improve the information distribution/acquisition process at and by TELKOM.

32.4 PARTNER shall represent that the components of equipment are proper for reuse or recycling other than by incineration at the end of its useful life.

32.5 PARTNER shall provide TELKOM with the above information either by electronic information or electronically in a commonly used computer program and in a format requested by TELKOM.

32.6 PARTNER shall ensure that all the information provided to TELKOM is complete and correct to the best of its knowledge.


CHAPTER 6
OTHER TERMS AND CONDITIONS

ARTICLE 33
DOCUMENTS

33.1 Notwithstanding to other documents which shall be provided under the other articles of this Agreement, PARTNER shall deliver 5 (five) counterparts of documents with respect to this Agreement for each Sub Ring System or Sub Sub-Ring System, consisting of:

         (i)      As-Built Drawing (original, hard copy and soft copy) in 2
                  (two) months after BAST-I;

         (ii) Devices technical documentation as specified in the Scope of Work prior to the issuance of BAST-I.

33.2 PARTNER shall provide an adequate number of handbooks and drawings that shall be required to support equipment maintenance, installation and test function. Handbooks and drawings shall include assembly drawings, wiring information, schematics, drawings, circuit diagrams/description, and complete instructions for familiarization, installation, operation, theory, maintenance and parts replacement, as well as proper system drawings. Instruction handbooks for each piece of equipment shall be prepared separately and submitted to TELKOM. Instruction handbooks to be supplied shall include:

         a.       System and Installation Handbooks;

         b.       Equipment Handbooks including Standard Operation Procedure
                  (SOP) and Standard Maintenance Procedure (SMP).

33.3 Documents retain: On the completion of Work, any drawings and documents related to the Sub-Ring System or Sub Sub-Ring System owned by PARTNER that is related to the Work shall be stored for the period of a design life of such Devices of Sub-Ring System or Sub Sub-Ring System. It is proposed to enable PARTNER to supply each parts necessary to be replaced and/or extension of such Sub-Ring System or Sub Sub-Ring System agreed by the Parties for the period of a design life of Devices of Sub-Ring System or Sub Sub-Ring System.

33.4 Intellectual Property Documents: Any intellectual property related to drawings, specification and data issued by each Parties in this Agreement with respect to this Agreement remain belongs to the relevant Parties.

33.5 Documents Clarification: Any incomplete, hesitation with respect to the specification and/or explanation contemplated in each documents, which formed any parts of this Agreement, shall be submitted to TELKOM for clarification.

ARTICLE 34
SUPERVISORY COSTS AND ACCEPTANCE

34.1 Responsibility of TELKOM: TELKOM shall bear all costs occurred in relation to its representative in implementing the supervisory, Commissioning and acceptance any Sub-Ring System or Sub Sub-Ring System as stipulated in this Agreement, except to any matters related to power supply and office room at PARTNER's sites which shall be responsibility of PARTNER.

34.2 Responsibility of PARTNER: PARTNER shall, at its own expense, provide all tools and staffs necessary to implement the testing, supervisory and examining based upon its necessity until BAST-I is issued.

ARTICLE 35
PENALTY AND INDEMNITY

35.1 Penalty Amount: For any delay in the completion of Work, TELKOM is entitled to impose a penalty to PARTNER in amount of 1 o/oo (one per mil) of delayed Purchase Order value exclusive of 10% VAT, for each day of delay until the maximum amount of 5% (five percent).

35.2 Amount or amounts of moneys paid under Article 35.1 shall be paid as a penalty and shall be paid to TELKOM by PARTNER with respect to any delay in the completion of Work, without disregarding to TELKOM's rights to terminate this Agreement under Article 38 of this Agreement.

35.3 Period to pay the penalty: Penalty as stipulated in Article 35.1, if any, shall be paid to TELKOM by PARTNER not exceeding 30 (thirty) calendar days as from written notification on such penalty.

35.4 Payment reduction: If PARTNER fails to pay the penalty as stipulated above, TELKOM has the right upon such amount of penalty imposed by deducting the payment of Contract Value in Purchase Order.

35.5 Without prejudice to any other provisions in this Agreement, PARTNER shall indemnify TELKOM and hold TELKOM harmless from all damages, costs and expenses arising out from any Claims (as defined below), if Claims arise:

         a. as consequence of a failure by PARTNER to perform its obligations pursuant to this Agreement or other specific agreement related to this Agreement;

         b. in connection with the Work performed pursuant to its obligations under this Agreement, unless the occurrence of the damage is not attributable by PARTNER;

         c. in connection with the faulty design of the equipment or any other material or supplies which are supplied by PARTNER;

ARTICLE 36
REPRESENTATIONS AND WARRANTIES

36.1 PARTNER guarantees that the Equipment and Total System which have to be delivered to TELKOM are 100% (one hundred percent) new, contain no repaired part, contain no hidden defect and originating not from tort. PARTNER shall then guarantee that all Equipment (whether hardware or software) delivered to TELKOM under this Agreement shall have the age of product Equipment design at least of seven (7) years as of the issuance date of BAST-I or as of the time where the Equipment was commercially used by TELKOM, whichever earlier.

36.2 Damage. In the event Maintenance Period which is 12 (twelve) months since BAST-I (First Acceptance Certificate), due to design error, negligence in manufacturing or other similar causes, a loss or damage to the Equipment occurs, PARTNER shall proceed the activities to repair or replace it by replacement or repairing it under the cost born by PARTNER, maximum within 2 (two) calendar days as of a written notification from TELKOM received by PARTNER.

36.3 Release of Obligation. PARTNER shall be fully released from its obligations to repair or replace the defected material during the Maintenance Period. In the event the loss or the damaged caused by the operation of Equipment not following the procedure determined in the operation guidance or other causes which can be proved by PARTNER that such loss or damage is not due to PARTNER's default.

36.4 Transportation Cost. All transportation cost in relation with the re-export and import, import duty and inklaring in relation with or arising from the repairing or replacement of the damaged Equipment during the Maintenance Period shall be the responsible of PARTNER in accordance to Article 17.

36.5 Maintenance of Equipment after the Maintenance Period. In the event, after the expiry of the Maintenance Period of 12 (twelve) months, TELKOM requires assistance of Equipment maintenance from PARTNER, PARTNER agree to perform such maintenance including the change of the same or similar age of Equipment design of spare parts as meant in
         Article 18 under the cost to be jointly agreed.

36.6 Failure by PARTNER. In the event PARTNER fails to complete the Work, due to PARTNER's default, and after the lapse of the agreed performance schedule, and after the penalty as stipulated in Article 35 has been fully enforced, PARTNER is given reasonable time, as jointly agreed, to complete the Work. In the event PARTNER keeps failing to complete the Work after such period, TELKOM is entitled to the following matters cumulatively: (a) terminate this Agreement; and (b) appoint Third Party to continue this Agreement provided that any reasonable excess amount arising from the continuance of the Work shall be born by PARTNER.

36.7 PARTNER's Guarantee. PARTNER guarantees that all Equipment supplied to TELKOM and the performance of the Work are stipulated under this Agreement and shall fulfill the state of the art technology owned by PARTNER or its license as agreed in the Scope of Work upon the execution of this Agreement.

ARTICLE 37
TRAINING, KNOW-HOW AND DEVELOPMENT OF INTELLECTUAL PROPERTY

37.1 PARTNER shall give training to TELKOM's employee and TELKOM shall provide qualified employees for the training program provided by PARTNER under this Agreement.

37.2 The training shall be conducted domestic and overseas (China) and PARTNER proposes a detail schedule for both kind of training based on TELKOM's need.

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

37.3     The training schedule and syllables is attached hereto as Schedule 10.

ARTICLE 38
TERMINATION OF AGREEMENT

38.1 PARTNER's default. PARTNER shall be deemed to have committed a default in the event:

         a. PARTNER does not perform the Scope of Work materially under this Agreement or negligent in performing its obligations under this Agreement so that seriously affects the performance of the Work and fails to remedy the defaults; or

         b. PARTNER is subject to bankruptcy process, incapability, liquidation or settlement in a jurisdiction, or being in a condition of incapable to pay its debt, or if a receiver is appointed to act for and on behalf of it to secure all or part of its assets; or

         c. PARTNER commits material breach to its obligations under this Agreement; or

         d.       PARTNER denies this Agreement.

38.2 TELKOM shall immediately deliver a notice concerning the default to PARTNER. PARTNER shall take proper action to remedy its defaults and deliver to TELKOM a remedy schedule describing PARTNER's remedy schedule. The form and detail of notice is discussed and agreed by the Parties.

38.3 In the event 30 (thirty) calendar days since the date of notification, PARTNER shows no intention to remedy its defaults, without prejudice to PARTNER's other rights, TELKOM will terminate this Agreement with a 30 (thirty) calendars days prior notice.

38.4 Upon the notice of the termination of this Agreement by TELKOM, PARTNER shall complete the Work in progress, which shall be accepted and paid under this Agreement.

38.5 TELKOM's default. PARTNER shall be deemed to have committed a default in the event:

         a. TELKOM being in bankruptcy process, incapability, liquidation or settlement in a jurisdiction, or being in a condition of incapable to pay its debt, or if a reveicer is appointed to act for and on behalf of it to secure all or part of its assets; or

         b.       TELKOM fails to fulfill its contractual obligations; or

38.6 In the event TELKOM commits any default, PARTNER shall, as soon as possible, notify TELKOM by giving detail of TELKOM's default. TELKOM shall within 30 (thirty) calendar days since the notification date proceed to remedy its default.

38.7 In the event within 30 (thirty) days calendar since the date of notification, TELKOM shows no intention to remedy its defaults, PARTNER is entitled to terminate this Agreement.

38.8 Upon the termination of this Agreement under Article 38.7, TELKOM shall make payment upon:

         a. each Equipment that has been delivered and/or installed in accordance with Bill of Quantity:

         b.       each Service in accordance with survey result; and

         c. each material located in the fabrication process (until the date of notification of Work termination letter from TELKOM), transportation or others and included in the Progress Report upon delivery to TELKOM's places;

         d. reasonable cost for the demobilization in accordance with the Cost Report provided by PARTNER upon the delivery of the Cost Report.

         Payment shall be made by TELKOM under the following terms:

         a.       The documents in Article 38.8 have been received by TELKOM.

         b. TELKOM shall response to such documents within 10 (ten) working days since the receipt of such. In the event TELKOM gives no response within 10 (ten) days, the documents are deemed to have been received.

         c. Settlement shall be reached within 60 (sixty) days. Later than 60 (sixty) days, dispute shall be brought before BANI as meant in Article 47.

38.9 Payment in accordance with Article 38.8 shall be made not later than 21 (twenty one) calendar days after the delivery of documents. Letter of notification of termination of this Agreement shall replace all other documents necessary to receive the payment.

ARTICLE 39
RESPONSIBILITY

39.1 PARTNER's responsibility. PARTNER at its own cost shall take all proper action to prevent the loss or damage to TELKOM's personnel or goods. PARTNER is responsible for losses and claims arising from intentional default or negligence of PARTNER or its employees or workers or assistants to the extent as referred to in Article 39.4.

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

39.2 Damage to equipment. In the event of damage to TELKOM's equipment during the performance of Work due to serious intentional default or negligence of PARTNER or its employees or workers or staff, a certificate shall be made in writing and signed by PARTNER's officer and TELKOM's supervisor appointed to supervise the Work. All damage or loss referred to in this Article is the responsibility of PARTNER to an extent as meant in Article 39.4.

39.3 PARTNER is not responsible for the damage to or loss on the equipment or other goods, business disturbance or loss of income, profit or sale, loss of information and data, or for special loss, incidental, to which a punitive cannot be enforced, indirectly or consequential.

39.4 During the period of this Agreement, all PARTNER' responsibility for any action or omission in any kind shall not exceed a maximum amount of 20% (twenty percent) of contract value in the Purchase Order.

39.5 Loss or damage caused by material negligence or intentional action, default or negligence to conduct any action of PARTNER, its employees, agents or sub-contractors, including damage or interruption to TELKOM's Network which have existed during the migration to the new network provided by PARTNER.

39.6 Unless otherwise provided by the prevailing law, the rights and remedies herein are exclusive, and the Parties accept the remedies as replacement of all rights and remedy lain provided by the law and all claims in any form whatsoever arising from or in relation with this Agreement or other implementing agreement.

ARTICLE 40
INTELLECTUAL PROPERTY RIGHT

40.1 Intellectual Property Right. Contract Value as meant hereunder has covered all amount that has to be paid for the right of the use of the Equipment. PARTNER shall do its best effort to ensure that the use of the Equipment and its gear by TELKOM is not in breach of any Intellectual Property Right of Third Party. The term Intellectual Property Right shall include patent, trademark, industrial design, copyright and other similar rights. TELKOM shall immediately notify PARTNER of a Third Party's claim in relation to HAKI.

40.2 Third Party's claim. In the event there are legal claims or legal action against TELKOM in relation to the use of patent and/or Intellectual Property Right of Third Party, as meant in Article 40.1, PARTNER shall indemnify and release TELKOM from all legal claims, whether before the court or other forum, and PARTNER shall settle its legal claim at its own cost.

40.3 In the event there is a accusation of breach of Intellectual Property Right of Third Party which indemnification is as stipulated in Article 40.2,

         PARTNER shall take commercially proper action at its own option to (i) obtain the license from Third Party; (ii) defend the said accusation until final decision and all timely banding; (iii) re-design the product accused to be in breach of Intellectual Property Right to avoid any breach of Intellectual Property Right.

40.4 The above Article 40.3 states the only and all PARTNER's obligation in relation with a claim of HAKI from Third Party.

40.5 PARTNER shall have no obligation in relation with a claim or action under this Article unless: (i) PARTNER is immediately notified in writing by TELKOM of such Third Party claim within maximum 10 (ten) calendar days since TELKOM receives written notification/claim from such Third Party; and (ii) TELKOM allows PARTNER to control by itself, the defense and settlement of Third Party's claim; and (iii) TELKOM provides proper assistance to PARTNER, at PARTNER's cost, with respect to the settlement and defense of claim of such Third Party. Without prejudice to the foregoing, TELKOM is entitled to hire an advisor, at TELKOM's cost, to participate in the defense.

40.6 PARTNER is not responsible for any claim as meant in this Article based on: (i) the use of product other than the way it is meant to be used;
         (ii) modification or change of product conducted without permission;
         (iii) operation of product combined with products which are not supplied by PARTNER; (iv) compliance of PARTNER to the design determined by TELKOM, the use of material or specification provided by TELKOM, in which case TELKOM shall defend, indemnify and release PARTNER from any claim of HAKI breach.

ARTICLE 41
RIGHT TO USE SOFTWARE

41.1 PARTNER hereby gives TELKOM, under the terms and conditions hereunder, a non-exclusive license which is not transferable to use Licensed Software in Hardware and Software Documentation for internal purpose of TELKOM.

         Without limitation to the foregoing, the license does not include the right to modify, copy (unless as meant in paragraph 2 below), port, translate or sub-license the Licensed Software and Software Documentation.

41.2 TELKOM is entitled to make 1 (one) reserved copy for every item of Licensed Software, the use of reserved copy of which is limited only to replace the Licensed Software which cannot be operated. TELKOM shall maintain records concerning the keeping of reserved copies and deliver them to PARTNER upon request.

41.3 Certain program of the Licensed Software and/or Software Documentation may be the property of third party giving license to PARTNER which can be the third party of direct beneficiary or as meant in the terms and conditions hereunder in relation with the protection of such property of Third Party's software. TELKOM agrees that Third Party beneficiary may apply the terms and conditions directly to TELKOM.

41.4 The Licensed Software may contain freeware or shareware which is obtained by PARTNER from third party source. No license fee is paid by PARTNER over the freeware or shareware, and no license fee may be born by TELKOM for the use thereof. TELKOM acknowledges and agrees that PARTNER does not guarantee and is not responsible for anything related to the ownership and/or use of freeware and shareware by TELKOM.

ARTICLE 42
SPECIAL TERMS

42.1 Confidentiality of Information. The Parties agree to do their best effort to keep the confidentiality of Information with respect to this Agreement and the Parties shall ensure that their directors, employees, agents or their assistants will not disclose any information, data, documentation and knowledge to Third Party without written consent from other party, nor publish any information, data, documentation and knowledge in the form of printings, cassettes, disks or any other forms, unless such action is conducted to fulfill reporting obligation to related government institution as required by law.

42.2 Exception of Information. The stipulation of Article 42.1 shall not apply in the event the Information has become public domain or the lapse of 10 (ten) years since the execution of this Agreement.

ARTICLE 43
WORK VARIATION

43.1 Alteration to the Scope of Work. The alteration to the Scope of Work is performed under an Amendment to this Agreement or Purchase Order: (i) after TELKOM approves the detail survey, design, and engineering, and or (ii) after the actual Bill of Quantity is complete and approved by TELKOM.

43.2 Upon joint consent of the Parties, TELKOM may at any time amend the Scope of Work, Drawings, design specification, place or time of delivery, addition or reduction of Work. The said amendment may be conducted before or on the beginning of Work under a performance schedule, feasibility and variation of Contract Value hereunder or Purchase Order that may be agreed by the Parties.

43.3 Cost addition/reduction. In the event the amendment causes addition or reduction to the cost and or amend the period of the completion of Work, the Contract Value and/or the period of the completion of Work shall be

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         amended accordingly based on the agreement of the Parties to the
         Agreement or Purchase Order.

43.4 Variation of Agreement. Every variation to the content of this Agreement, whether related to the Scope of Work, Contract Value, Period or any other part of this Agreement, binds TELKOM and PARTNER if made in writing and agreed by TELKOM and PARTNER which is then made into an amendment to this Agreement.

43.5 Unit Price. The agreed unit price for the variation of the Scope of Work which is performed under this Agreement shall be equal with the unit price specified herein until the last BAST-II. This provision shall not include the free cost items as apply or in the event no unit price is given.

ARTICLE 44
NATIONAL LAWS

PARTNER shall comply with all regulations and government discretions prevailing in Indonesia as stated in the regulations.

ARTICLE 45
FORCE MAJEURE

45.1 Definition of Force Majeure. Force Majeure shall mean events or conditions which are out of the Parties' control in this Agreement which cause termination or prevention of performance of this Agreement such as earthquake, flood, landslide, typhoon, fire, blast, sabotage, riot, disturbance, military action, strike, regulation amendment, order or regulation of public officer.

45.2 Notice. Any events categorized as Force Majeure shall be notified to other Party within the latest 14 (fourteen) calendar days after the occurrence of such event. If the time has lapsed, the other Party is entitled to reject the Force Majeure as the reason for delay or failure to perform such party's obligation.

45.3 Delay due to Force Majeure. If, due to Force Majeure, the fabrication, delivery, construction, installation, training, Acceptance Test or other program become temporary discontinued, the period of performing such discontinued activity shall be amended by extending the period of performance of such affected program. If such thing affects the period of completion as meant herein, the Parties then agree to extend the period of completion of Work with the days equal with the temporary discontinuance of the above program plus a reasonable necessary time to demobilize and lock the effect of the Force Majeure (for example, bad weather).

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45.4     Amendment to Contract Value. The extension of period of completion of
         Work related to the Force Majeure as meant in Article 48.1 shall not increase the Contract Value.

45.5 Responsibility in the event of Force Majeure. All damages related to the Force Majeure shall be the responsibility of the concerned Party.

45.6 In the event the Work is "temporary discontinued" for more than a total of 6 (six) months, by giving 30 (thirty) days prior notice, one of the Party is entitled to terminate this Agreement and TELKOM shall pay to PARTNER all Work that has been completed until the occurrence of the Force Majeure, not included the Equipment that is still in the original package and located in TELKOM's Locations.

45.7 For the avoidance of doubt, in the event of termination due to Force Majeure, TELKOM shall pay for the following matters by showing the supporting documents:

         (i)      on-site Equipment;

         (ii)     Services that have been performed;

45.8 Such termination shall not discharge the rights and obligations of the Parties arising before the occurrence of the Force Majeure.

ARTICLE 46
GOVERNING LAW

This Agreement shall be governed by the law of the Republic of Indonesia.

ARTICLE 47
DISPUTE RESOLUTION

47.1 Resolution through deliberation. Any disparity or dispute arising between TELKOM and PARTNER with respect to the implementation of this Agreement or any predicament related to the implementation of this Agreement shall be resolved by deliberation by the Parties based on good faith.

47.2 BANI. In the event the dispute is unable to be resolved deliberately within 60 (sixty) days, it shall be referred to the Indonesian National Board of Arbitration /BANI in Jakarta in accordance with the rules and procedures of BANI.

47.3 BANI's award. The Parties agree that BANI's award is final and binding and therefore no appeal shall be submitted to any court. Until the issuance of BANI's award, all terms and conditions hereunder remain valid and the obligations of each Party shall be completed until the dispute is declared over.

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ARTICLE 48
CORRESPONDENCE

All correspondence in relation to the implementation of this Agreement shall made in bahasa Indonesia and English and addressed to:

TO TELKOM:

1.       Head of Regional Division III
         PT TELEKOMUNIKASI INDONESIA Tbk.
         Jl. Supratman No. 66A
         Bandung 40122-INDONESIA
         Phone     022-453 2082
         Facsimile 022-720 6541

2.       Head of TELKOM Construction Centre
         PT TELEKOMUNIKASI INDONESIA Tbk.
         GKP TELKOM 6th floor
         Jl. Japati No. 1
         Bandung 40133-INDONESIA
         Phone     022-452 6417
         Facsimile 022-720 6530
         E-mail    tri_d@telkom.co.id

TO PARTNER:

         Head of Fixed Network & Access Division
         Jl. Mohamad Toha No. 77
         Bandung 40253-Indonesia

         Phone     022-5202615
         Facsimile 022-5205394
         E-mail    junianto@inti.co.id

ARTICLE 49
APPOINTED SUB-CONTRACTOR

It is agreed that part of the Work under this Agreement as specified in the attached Scope of Work shall be sub-contracted to by PARTNER to the Appointed Sub-Contractors. List of the Appointed Sub-Contractors and Suppliers is as attached hereto as Schedule 13.

Part of the sub-contracted Work shall be invoiced by PARTNER to TELKOM and the payment of such invoice shall made directly to PARTNER.

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ARTICLE 50
MISCELLANEOUS

50.1 Heading. All headings of articles herein are used for convenience only and shall not amend, add or affect certain meaning of the interpretation of this Agreement.

50.2 PARTNER at its own cost shall make 26 (twenty six) copies of this Agreement to be delivered to TELKOM for the supervision of the implementation and other related activities.

50.3 The term "PARTNER" and "PARTNERSHIP" are used for convenience only and shall not interpreted or considered as the construction of a partnership under any law between the Parties. Without prejudice to other things that are contrary, in any way one of Party shall not be considered as partner or agent of the other Party or to have authority to act for and on behalf of the other Party under this Agreement.

50.4 In any event any article in this Agreement are not enforceable, the said Article shall be deleted and considered unenforceable or invalid. The Parties shall, to the extent possible, deliberate with good faith to agree on a provision which can be implemented which has material similar effect and this Agreement shall be amended.


ARTICLE 51
EFFECTIVE DATE OF CONTRACT

This Agreement shall become effective as of the issuance of Work Order (SPMK) dated 5 November 2003 by TELEKOM to PARTNER.

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IN WITNESS WHEREOF, this Agreement is signed in Jakarta by the representatives of the Parties in two (2) counterparts, sufficiently stamped, each of which shall have the same legal effect.

Perusahaan Perseroan (Persero)              PT Industri Telekomunikasi Indonesia
PT Telekomunikasi Indonesia, Tbk.           (Persero)

/s/ Kristiono                               /s/ John Welly [STAMPED]
------------------                          ------------------------
KRISTIONO                                   JOHN WELLY
President Director                          President Director

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